Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES SECOND QUARTER RESULTS

- Silver Slipper Casino & Hotel Continued Its Growth During the Quarter

- Construction Continues on Parking Garage at Bronco Billy's Casino & Hotel

- Company Preparing for Sports Wagering in Indiana and Colorado

- Submitted Proposal for New Casino in Waukegan, Illinois

Las Vegas – August 8, 2019 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the second quarter ended June 30, 2019.

On a consolidated basis, net revenues in the second quarter of 2019 increased 1.1% to $41.7 million from $41.2 million in the prior-year period. Net loss for the second quarter of 2019 was $1.0 million, or $(0.04) per diluted common share, compared to a net loss of $0.7 million, or $(0.02) per diluted common share, in the prior-year period. Net losses in both periods were affected by the accounting for the fair market value of outstanding warrants. Adjusted EBITDA(a) in the 2019 second quarter was $4.3 million versus $4.4 million in the second quarter of 2018.

"Silver Slipper continued its recent growth during the second quarter of 2019, reflecting substantial physical improvements made over the past several years," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "Most recently, in May 2019, we completed a significant renovation of the Silver Slipper's casino and buffet. The visual impact of the renovated casino is meaningful, with our property looking better than it has at any time in its history. At our Northern Nevada properties, recent construction at the Fallon Naval Air Station seemed to result in fewer air groups visiting town. While the Navy doesn't disclose such details, recent activity suggests that Naval visitor groups are both beginning to return to town and seem to be larger in size. Lastly, both our Bronco Billy's and Rising Star properties recently underwent leadership changes, with a new general manager at Bronco Billy's and several new key property directors at Rising Star. We believe these management changes, along with recent and prospective physical investments, will help achieve near-term growth at both properties."

Financial results for the second quarter reflect operational improvements at Silver Slipper despite disruptions from the renovation of its casino and its buffet in May 2019, offset by disruption at Rising Star caused by the repaving of the main highway leading to the property. The results also reflect costs from management changes at both Rising Star and Bronco Billy's, and the impact of the Christmas Casino in Cripple Creek. Specifically related to the Christmas Casino at Bronco Billy's, the Company incurred additional lease payments for the new facility. During seasonally stronger quarters, such as the third quarter, the Company expects the Christmas Casino to be a net contributor to operating results.

"Both Rising Star and Bronco Billy's are also preparing for the start of sports wagering in Indiana and potentially in Colorado," continued Mr. Lee. "Sports wagering will launch on-site at Rising Star in the fall, followed by online sports wagering shortly thereafter throughout Indiana. Through our online sports wagering partners, anyone in the state -- including those living in the populous areas around Indianapolis and Northwest Indiana -- will be able to conveniently place sports wagers from anywhere in the state via the Internet. Given the positive impact of sports wagering at our Silver Slipper Casino in Mississippi over this past year, we expect sports wagering to have a significant impact at Rising Star. At Silver Slipper, for example, sports wagering directly contributed $443,000 to operating income for the first half of 2019. Silver Slipper has achieved these results despite the lack of online sports wagering. At Rising Star, we anticipate three online sports wagering partners, each offering an online website, in addition to an on-site sportsbook.

"We expect an equally significant impact from sports wagering at Bronco Billy's in Colorado, where legislators recently approved sports wagering subject to statewide voter approval in November. Should voters approve it, Bronco Billy's will also have an on-site sportsbook plus three online websites, as the new legislation allows for one mobile 'skin' (akin to a website) for each of the three gaming licenses that we hold in Colorado. We believe that sports wagering in Colorado could become available in the middle of next year."

Concluded Mr. Lee, "We also continued construction on our parking garage at Bronco Billy's. Most of our other major competitors in this market have their own parking garages. When we complete our garage, guests to our property will finally have easy, covered and direct access from our parking garage into the casino."

Second Quarter 2019 Highlights and Subsequent Events

•
Net revenues at Silver Slipper Casino and Hotel grew 8.0% in the second quarter of 2019 to $18.9 million and Adjusted Property EBITDA rose 12.9% to $3.6 million. In May 2019, we completed a substantial renovation of Silver Slipper, including replacement of the casino's carpet, as well as the wall coverings and seating areas throughout the buffet. Silver Slipper achieved growth during the second quarter despite temporary disruption from the renovation. Results in April and June were amongst the best months in the casino's history. For the first half of 2019, Silver Slipper's net revenues and Adjusted Property EBITDA rose 12.3% and 22.7%, respectively, over the prior-year period.

•
At Rising Star Casino Resort, net revenues declined for the second quarter of 2019 to $11.6 million from $12.5 million. Adjusted Property EBITDA of $0.6 million in the second quarter of 2019 compares to $0.8 million in the prior-year period. As mentioned last quarter, the Indiana Department of Transportation began repaving Highway 50, the key road leading to the property, frequently causing traffic delays. That road construction continued to adversely affect operations during the second quarter of 2019. To help offset this, the Company made its new ferry service free, beginning in May. The ferry service showed meaningful increases in usage during the quarter, as well as record usage in July 2019. For example, weekday usage of the ferry boat in July grew 69% versus June, and weekend traffic has increased 56% versus June. As a result of the increased ferry traffic, management has decided to continue to operate the ferry on a free basis, believing the increased traffic is more important to the casino than the ferry revenue.

•	Additionally regarding Rising Star, new gaming legislation became effective in Indiana in May 2019. This new legislation contained several items beneficial to Rising Star, including:

◦	The approval of sports wagering at Indiana casinos. We expect to open an on-site sportsbook at Rising Star in the fall, in conjunction with a partner with unique expertise in sportsbook operations.

◦
The approval of three mobile "skins" for each casino license. In addition to an on-site sportsbook, the new legislation allows for three mobile "skins" (the industry term for website) for each casino license in the state. Effectively, these "skins" will allow Rising Star to partner with three website brands for online sports wagering via the Internet, regardless of location within the state. Online gaming must be paired with a physical casino, even though customers do not have to be physically in that casino to place a bet. Online sports wagering is expected to go live in Indiana within the next few months.

◦	The reduction of certain gaming taxes. The new gaming legislation approved a reduction in certain gaming taxes for casino operators in the state, including Rising Star, beginning on July 1, 2021.

◦
A potential new casino located in Terre Haute. The gaming legislation called for a competitive process for a new casino in Terre Haute, pending local voter approval. Such casino should have little or no impact on Rising Star and the Company is evaluating whether to pursue the potential expansion opportunity.

•
At Bronco Billy's Casino and Hotel, net revenues for the second quarter of 2019 grew 1.2% to $6.9 million from $6.8 million. Adjusted Property EBITDA was $0.9 million and $1.3 million for the second quarters of 2019 and 2018, respectively. Operating expenses increased primarily due to additional costs related to operating the Christmas Casino & Inn, as well as transition costs related to management changes at the property. Operating results also reflect increased marketing activities and an increase to the state’s minimum wage that went into effect on January 1, 2019.

•
As mentioned above, the Company is preparing for the launch of sports wagering at Colorado's casinos. During the second quarter, legislators in Colorado approved sports wagering, subject to statewide voter approval. In addition to on-site sports wagering, the new gaming legislation also allows Internet sports wagering via one mobile "skin" per casino license. In Colorado, the Company has three casino licenses, the maximum allowed for a single company operating in the state. Accordingly, assuming voters approve sports wagering in the November election, the Company expects to partner on three Internet sports wagering sites in Colorado, in addition to an on-site sportsbook, with operations beginning in mid-2020.

•
The Company also recently began construction of its new parking garage at Bronco Billy's, the major component of the property's Phase One expansion. Phase One includes significant utility relocations; a back-of-house service building, located between the garage and the casino; and pedestrian entrances directly from the garage into the casino. The Company expects to complete the parking garage and related structures in the first half of 2020. Additionally, the Company continues to finalize its plans for the significant Phase Two expansion at Bronco Billy's. Phase Two is expected to include a new luxury hotel tower, spa, convention and entertainment center, two new restaurants, and a significant upgrade to the Bronco Billy's casino. Both the new parking garage and the Phase Two expansion will integrate seamlessly with the existing casino. The Company has the funding in place for completion of Phase One and is evaluating its funding alternatives for Phase Two. For renderings of the proposed expansion, as well as a presentation discussing the Company's analysis of the Cripple Creek market, please visit the investor section of www.fullhouseresorts.com and click on "News and Events/Presentations."

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Combined, Northern Nevada net revenues were $4.3 million and $4.4 million for the second quarters of 2019 and 2018, respectively. Adjusted Property EBITDA for the Northern Nevada segment was $417,000 and $473,000 for the same periods, respectively. Grand Lodge Casino had a lingering heavy snowpack that impeded spring and early summer activities at Lake Tahoe. At Stockman’s Casino, visitor activity at the nearby military base appeared to be below prior-year levels, though improving as the quarter progressed.

•
On August 5, 2019, the Company submitted a proposal to construct and operate American Place, a new casino and resort destination in Waukegan, Illinois, approximately 35 miles north of downtown Chicago. This proposal was in response to a "Request for Qualifications and Proposals" published by the City of Waukegan to select a preferred operator per the recent legislation expanding gaming in Illinois. If selected, Full House intends to build a casino with approximately 1,500 slot machines, 60 table games, and a very high-end boutique hotel. For further information about American Place, please visit www.americanplace.us.

•
The Company maintains a Facebook page to provide work-in-progress photos to investors of our various growth projects and other activities. To access that Facebook page, please visit www.facebook.com/FHResorts.

Liquidity and Capital Resources
As of June 30, 2019, the Company had $23.9 million in cash and $108.5 million in outstanding senior secured notes. These amounts reflect $10.0 million of additional senior secured notes that the Company issued to its existing lenders in May 2019.

Conference Call Information
The Company will host a conference call for investors today, August 8, 2019, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2019 second quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (800) 458-4148 or, for international callers, (323) 794-2597.

A replay of the conference call will be available shortly after the conclusion of the call through August 22, 2019. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 9175680.

(a) Reconciliation of Non-GAAP Financial Measure
The Company utilizes Adjusted Property EBITDA as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property. The Company also utilizes Adjusted EBITDA, which is defined as Adjusted Property EBITDA net of corporate-related costs and expenses.

Although Adjusted Property EBITDA and Adjusted EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. The Company utilizes these metrics or measures internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA

(known as Consolidated EBITDA, as defined in the indenture governing the Company's senior secured notes) is also used to determine compliance with certain covenants.

In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Casino	$28,450	$28,632	$56,748	$55,602
Food and beverage	8,863	8,783	17,521	16,722
Hotel	3,051	2,582	5,766	4,865
Other operations	1,299	1,230	2,122	1,969
Net revenues	41,663	41,227	82,157	79,158
Operating costs and expenses
Casino	11,592	11,282	23,377	22,366
Food and beverage	9,449	9,757	18,818	18,883
Hotel	2,379	2,652	4,799	5,139
Other operations	1,072	834	1,841	1,348
Selling, general and administrative	13,027	12,462	25,687	24,424
Project development and acquisition costs	142	130	275	167
Depreciation and amortization	2,083	2,038	4,174	4,206
(Gain) loss on sale or disposal of assets, net	(4)	69	(5)	79
	39,740	39,224	78,966	76,612
Operating income	1,923	2,003	3,191	2,546
Other (expense) income
Interest expense, net of capitalized interest	(2,931)	(2,466)	(5,634)	(5,006)
Loss on extinguishment of debt	—	—	—	(2,673)
Adjustment to fair value of warrants	141	(80)	101	423
	(2,790)	(2,546)	(5,533)	(7,256)
Loss before income taxes	(867)	(543)	(2,342)	(4,710)
Provision for income taxes	143	118	285	237
Net loss	$(1,010)	$(661)	$(2,627)	$(4,947)

Basic loss per share	$(0.04)	$(0.02)	$(0.10)	$(0.20)
Diluted loss per share	$(0.04)	$(0.02)	$(0.10)	$(0.21)

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted Property EBITDA
(In Thousands, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Revenues
Silver Slipper Casino and Hotel	$18,892	$17,492	$38,174	$34,001
Rising Star Casino Resort	11,598	12,528	22,465	23,755
Bronco Billy's Casino and Hotel	6,877	6,795	13,317	13,037
Northern Nevada Casinos	4,296	4,412	8,201	8,365
	$41,663	$41,227	$82,157	$79,158

Adjusted Property EBITDA(1) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$3,594	$3,183	$7,440	$6,066
Rising Star Casino Resort	604	776	1,007	1,269
Bronco Billy's Casino and Hotel	876	1,256	1,491	1,961
Northern Nevada Casinos	417	473	408	460
Adjusted Property EBITDA	5,491	5,688	10,346	9,756
Corporate	(1,240)	(1,273)	(2,518)	(2,351)
Adjusted EBITDA	$4,251	$4,415	$7,828	$7,405

(1)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.
Supplemental Information
Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA
(In Thousands, Unaudited)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss	$(1,010)	$(661)	$(2,627)	$(4,947)
Provision for income taxes	143	118	285	237
Interest expense, net of amounts capitalized	2,931	2,466	5,634	5,006
Loss on extinguishment of debt	—	—	—	2,673
Adjustment to fair value of warrants	(141)	80	(101)	(423)
Operating income	1,923	2,003	3,191	2,546
Project development and acquisition costs	142	130	275	167
Depreciation and amortization	2,083	2,038	4,174	4,206
(Gain) loss on sale or disposal of assets, net	(4)	69	(5)	79
Stock-based compensation	107	175	193	407
Adjusted EBITDA	$4,251	$4,415	$7,828	$7,405

Full House Resorts, Inc.
Supplemental Information
Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA
(In Thousands, Unaudited)

Three Months Ended June 30, 2019
	Operating Income (Loss)	Depreciation and Amortization	Gain on Sale of Assets	Project Development and Acquisition Costs	Share-Based Compensation	Adjusted Property EBITDA and Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$2,725	$869	$—	$—	$—	$3,594
Rising Star Casino Resort	11	593	—	—	—	604
Bronco Billy’s Casino and Hotel	446	434	(4)	—	—	876
Northern Nevada Casinos	268	149	—	—	—	417
	3,450	2,045	(4)	—	—	5,491
Other operations
Corporate	(1,527)	38	—	142	107	(1,240)
	$1,923	$2,083	$(4)	$142	$107	$4,251

Three Months Ended June 30, 2018
	Operating Income (Loss)	Depreciation and Amortization	Loss on Disposal of Assets	Project Development and Acquisition Costs	Share-Based Compensation	Adjusted Property EBITDA and Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$2,372	$811	$—	$—	$—	$3,183
Rising Star Casino Resort	172	603	1	—	—	776
Bronco Billy’s Casino and Hotel	811	377	68	—	—	1,256
Northern Nevada Casinos	265	208	—	—	—	473
	3,620	1,999	69	—	—	5,688
Other operations
Corporate	(1,617)	39	—	130	175	(1,273)
	$2,003	$2,038	$69	$130	$175	$4,415

Full House Resorts, Inc.
Supplemental Information
Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA
(In Thousands, Unaudited)

Six Months Ended June 30, 2019
	Operating Income (Loss)	Depreciation and Amortization	Gain on Sale of Assets	Project Development and Acquisition Costs	Share-Based Compensation	Adjusted Property EBITDA and Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$5,725	$1,716	$(1)	$—	$—	$7,440
Rising Star Casino Resort	(192)	1,199	—	—	—	1,007
Bronco Billy’s Casino and Hotel	614	881	(4)	—	—	1,491
Northern Nevada Casinos	106	302	—	—	—	408
	6,253	4,098	(5)	—	—	10,346
Other operations
Corporate	(3,062)	76	—	275	193	(2,518)
	$3,191	$4,174	$(5)	$275	$193	$7,828

Six Months Ended June 30, 2018
	Operating Income (Loss)	Depreciation and Amortization	Loss on Disposal of Assets	Project Development and Acquisition Costs	Share-Based Compensation	Adjusted Property EBITDA and Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$4,434	$1,631	$1	$—	$—	$6,066
Rising Star Casino Resort	28	1,232	9	—	—	1,269
Bronco Billy’s Casino and Hotel	1,043	849	69	—	—	1,961
Northern Nevada Casinos	44	416	—	—	—	460
	5,549	4,128	79	—	—	9,756
Other operations
Corporate	(3,003)	78	—	167	407	(2,351)
	$2,546	$4,206	$79	$167	$407	$7,405

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations; our future growth prospects; the impact of our finished projects and renovations on our results of operations; our proposed expansion of Bronco Billy's and expected returns from that project; our construction budgets, time lines, and disruption expectations; expectations regarding our proposal to construct and operate a casino development in Waukegan, Illinois; expectations regarding the approval, timing and financial impact of legalized sports betting in Indiana and Colorado; expectations regarding sports betting partners; the likelihood and potential effects of legislative changes in Indiana; expectations regarding the number of visitors to a military base near Stockman's Casino and the financial impact thereof; and expectations regarding management changes at Bronco Billy's and Rising Star. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, changes in the Company’s business strategies, interest rate risks, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion), the potential increase in Full House's indebtedness due to the expansion of Bronco Billy’s, construction risks, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, the financial performance of our finished projects and renovations, effectiveness of expense and operating efficiencies, general macroeconomic conditions, regulatory and business conditions in the gaming industry (including the future allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states), the ability to execute sports betting agreements with operating partners on reasonable terms, and the potential for Colorado voters to not approve sports betting throughout the state. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website and Facebook page is not incorporated by reference into, and is not a part of, this document.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com